Exhibit 99.1

Press Release

For Immediate Release:	Contact: William P. Weidner
April 29, 2003	Las Vegas Sands, Inc.
(702) 733-5733

Las Vegas Sands, Inc. Reports Record First Quarter Results

(Las Vegas, NV—April 29, 2003) Las Vegas Sands, Inc., owner and operator of The Venetian Casino Resort and The Grand Canal Shops, today reported record first quarter Adjusted Property EBITDAR of $63.6 million, an increase of 22.8 percent as compared to first quarter 2002 results of $51.8 million. Income from operations during the first quarter of 2003 was $45.9 million, as compared to $36.6 million reported in the first quarter of 2002. (See the accompanying tables, which reconcile income from operations to Adjusted Property EBITDAR.)

First quarter 2003 net revenues were $158.7 million, up 16.3 percent from net revenues of $136.4 million in the first quarter of 2002. Income before preferred return in the first quarter of 2003 was $19.4 million, as compared to $10.8 million in the first quarter of 2002. Net income rose to $13.0 million, as compared to $5.1 million in the comparable quarter of 2002.

William P. Weidner, President and Chief Operating Officer of Las Vegas Sands, Inc. stated, “The Company’s strong results continued this quarter, as we achieved record levels of Adjusted Property EBITDAR and income from operations. We believe that our group room business strategy again has proven resilient during difficult economic times, as evidenced by the Company’s record average daily room rates of $217, along with average room occupancy of 97.4 percent in the first quarter of 2003, which is consistent with average room occupancy of 98.0 percent in the same period of 2002. In addition, our development activities in Macao, a special administrative region of the People’s Republic of China, raised our profile in Asia, and we experienced an upturn in Asian high end casino business as a result.”

Venetian Casino Resort’s Operating Results

The Venetian generated total net revenues of $158.7 million during the first quarter of 2003, as compared to $136.4 million during the first quarter of 2002. Weidner stated, “The increase in revenue during the quarter compared to last year’s first quarter was primarily the result of increased table games and slot volume, increased table games win percentage and higher average daily room rates.”

Casino revenues were $73.3 million in the first quarter of 2003, as compared to $50.5 million in the first quarter of 2002. Table games drop (volume) was $220.8 million in the first quarter of 2003, as compared to $217.5 million in the prior year’s first quarter. Slot machine handle (volume) was $449.4 million in the first quarter of 2003, as compared to $397.1 million during the first quarter of 2002.

The Venetian’s room occupancy continued to show consistency during the first quarter of 2003, as compared to the prior year’s first quarter. The occupancy of available guestrooms was 97.4 percent during the first quarter of 2003, as compared to 98.0 percent during the prior year’s first quarter, generating revenue per available room of $211, as compared to $207 in the first quarter of 2002. The Venetian’s average daily room rate was $217, as compared to $211 during the prior year’s first quarter. Weidner remarked, “In the first quarter, we continued to achieve strong hotel occupancy and average daily room rates from our combination of mid-week group and convention business and weekend and holiday FIT revenues.”

Food and beverage revenues were $20.1 million in the first quarter of 2003, as compared to $21.9 million in the first quarter of 2002, a continuing indicator of the Venetian’s strong group banquet business. Retail and other operating revenues were $8.3 million, as compared to $8.5 million in the prior year’s first quarter.

The Mall subsidiary generated rental and related revenues of $9.5 million during the first quarter of 2003, as compared to $8.3 million during the first quarter of 2002.

The Venetian continued to report improved EBITDAR margins. The Venetian’s EBITDAR margin (before pre-opening and corporate expenses) during the first three months of 2003 as a percentage of net revenues was 40.1 percent, versus 38.0 percent in the same period of a year earlier. The income from operations margin for the first three months of 2003 as a percentage of net revenues was 29.0 percent, compared to 26.8 percent for the comparable prior year period. Weidner stated, “We anticipate a further increase in our margins in future quarters upon the completion of our 1,000 all-suite hotel room addition in June. This additional capacity will add high margin rooms revenues without significantly increasing overhead costs.”

Other Factors Affecting Earnings

Net interest expense was $27.5 million for the first quarter of 2003, as compared to $26.7 million during the first quarter of 2002. The increase was a result of increased borrowings in relation to the Company’s re-financing transactions in June 2002 offset by a decrease in the average interest rates of the Company’s outstanding debt and the impact of capitalized interest of $2.0 million during the first quarter of 2003.

Balance Sheet Items

Unrestricted cash balances at March 31, 2003 were $109.4 million, as compared to $93.7 million as of December 31, 2002.

Restricted cash balances at March 31, 2003 were $53.4 million, as compared to $105.3 million as of December 31, 2002.

Total debt outstanding including the current portion at March 31, 2003 was $1.218 billion, of which $2.5 million is due within the next twelve months. Undrawn credit facilities as of March 31, 2003 included a $50.0 million senior secured credit facility which will be drawn to fund the Phase IA addition during the second quarter of 2003; a $50.0 million credit facility to fund construction of the Sands Macao Casino and related development planning activities, which will be drawn during the third and fourth quarter of 2003; and a $75.0 million working capital revolver of which $50.0 million will be utilized to collaterize the $50.0 million Macao credit facility. Capital expenditures during the quarter totaled $87.6 million, primarily for the Phase IA addition and Macao construction and development activities. Weidner indicated, “At the Venetian in Las Vegas, we plan to open our 1,000 all-suite room addition and additional meeting room space during June 2003, and we continue the planning for our second Las Vegas mega-resort on land between the Venetian and Le Rêve. In Macao, we are under construction with our initial casino facility, the Sands Macao, which is scheduled to open early 2004 in urban Macao near the ferry terminal, while planning for our destination resort, the Venetian Macao, continues.”

Forward-looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by Las Vegas Sands, Inc. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands, Inc. assumes no obligation to update such information.

Las Vegas Sands Inc.
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2003	2002
Revenues:
Casino	$73,313	$50,473
Rooms	57,491	56,378
Food and Beverage	20,068	21,879
Grand Canal Shops	9,528	8,263
Retail	1,887	1,846
Other	6,382	6,652

	168,669	145,491
Less - Promotional Allowances	(10,004)	(9,058)

	158,665	136,433

Operating Costs and Expenses:
Venetian Casino-Hotel Operations	90,886	81,127
Grand Canal Shops Operations	4,158	3,477
Rental Expense	2,543	1,654
Corporate Expense	2,601	1,909
Pre-opening and developmental expense	1,827	665
Depreciation and Amortization	10,737	10,985

	112,752	99,817

Operating income	45,913	36,616

Interest Cost, net of amounts capitalized	(27,536)	(24,382)
Interest expense on indebtedness to Principal Stockholder	–	(2,334)
Interest Income	446	181
Other income (expense)	560	670

Income before Preferred return	19,383	10,751

Preferred return on Redeemable Preferred Interest
in Venetian Casino Resort, LLC	(6,363)	(5,663)

Net Income	$13,020	$5,088

Las Vegas Sands Inc.
Supplemental Data Schedule
(Unaudited)
(In thousands except room and other information)

	Three Months Ended
	March 31,
	2003	2002

Adjusted Property EBITDAR (1):	$63,621	$51,829

Room Statistics for the Venetian:
Occupancy %	97.4%	98.0%
Average Daily Room Rate (ADR)	$217	$211
Revenue per available room (REVPAR)	$211	$207

Other information:
Table games drop per unit per day	$19,116	$19,124
Average number of table games	$2,475	$2,128
Slot Machine handle per unit per day	128	126
Average number of slot machines	2,018	2,074

(1)     Adjusted Property EBITDAR consists of Operating Income before depreciation, amortization, rent, pre-opening expenses and corporate expenses. Adjusted Property EBITDAR and EBITDA are supplemental non-GAAP financial measures used by management, as well as industry analysts, to evaluate operations. In particular, management utilizes Adjusted Property EBITDAR to compare the operating profitability of its Las Vegas Casino with those of its competitors in Las Vegas. Rental expense is added to EBITDA because the Company leases its HVAC plant and believes this provides a comparison of operating profitability to Las Vegas competitors who own their HVAC plants. Las Vegas Sands, Inc. is also presenting Adjusted Property EBITDAR because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDAR as a supplemental performance measure to GAAP financial measures. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Las Vegas Sands, Inc., have historically excluded pre-opening expenses, which are non-recurring or infrequent, and corporate expenses which do not relate to the management of specific casino properties from their EBITDAR calculations. When evaluating Adjusted Property EBITDAR, investors should consider, among other factors, (1) increasing or decreasing trends in Adjusted Property EBITDAR and (2) how Adjusted Property EBITDAR compares to levels of debt and interest expense. However, Adjusted Property EBITDAR should not be interpreted as an alternative to income from operations (as an indicator of operating performance) or to cash flows from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. Las Vegas Sands, Inc. has significant uses of cash flow, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted Property EBITDAR. All companies do not calculate EBITDAR in the same manner. As a result, Adjusted Property EBITDAR as presented by Las Vegas Sands, Inc. may not be comparable to similarly titled measures presented by other companies.

Las Vegas Sands Inc.
Supplemental Data Schedule

The following is a reconciliation of Operating Income to EBITDA and Adjusted Property EBITDAR:

	Three Months Ended
	March 31,
	(Unaudited)
	(In thousands)

	2003	2002
Operating Income	$45,913	$36,616
Add:
Depreciation and Amortization	10,737	10,985

EBITDA	56,650	47,601

Add:
Rental Expense	2,543	1,654
Pre-opening and developmental expense	1,827	665
Corporate Expense	2,601	1,909

Adjusted Property EBITDAR	$63,621	$51,829